Exhibit 99.1

News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
June 30, 2015

PEABODY ENERGY PROVIDES UPDATE
ON SECOND QUARTER 2015 FINANCIAL TARGETS

ST. LOUIS, June 30, 2015 - Peabody Energy (NYSE: BTU) today announced that second quarter 2015 Adjusted EBITDA and Adjusted EPS are now expected to be below the original targeted range due to weather-related production issues in the Southern Powder River Basin and lower seaborne coal pricing.

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Peabody expects a timing-related impact of approximately $40 million in the second quarter as a result of a series of substantial rain and flash flooding events in the Southern Powder River Basin primarily in June that reduced production by 5.0 to 5.5 million tons. Peabody has largely resumed normal production levels, and is scheduling to make up the deferred shipments in the third and fourth quarters.

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The company was also impacted by approximately $20 million from the effects of lower pricing on Australian metallurgical coal, with approximately half related to spot coal sales during the quarter and half related to reduced coal inventory valuation due to benchmark third quarter settlements. Spot metallurgical coal prices declined 15 percent during the quarter before increasing in recent weeks.

Regarding other factors expected to affect second quarter results, in early June Peabody announced a reduction of approximately 250 positions, or 25 percent of its corporate and regional staff, with expected annual savings of $40 to $45 million when fully implemented later this year.
In addition, the company has initiated actions to reduce approximately 250 employee and contractor positions at multiple metallurgical and thermal coal mines in Australia. These actions are aimed at increasing productivity, lowering costs and improving cash flows, while reducing metallurgical coal volumes for sales when markets improve. The company plans to provide additional details regarding the future benefits of these programs and any targets in its second quarter earnings release scheduled for Tuesday, July 28.

Peabody expects to incur an estimated $20 to $25 million in second quarter 2015 charges related to these activities, and these charges were not included in the company’s previous financial targets. Approximately half of the charges are associated with the previously announced corporate and regional staff reductions, with the other half related to Australia mine site-related workforce reductions.
These actions are part of a comprehensive approach the company is taking to improve the business across four key areas of management emphasis: operational, SG&A, financial and portfolio.
Peabody Energy is the world's largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, visit PeabodyEnergy.com and AdvancedEnergyForLife.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The company uses words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,”
“estimate,” “plan,” “outlook,” “target,” “likely,” “will,” “to be” or other similar words to identify forward-looking statements. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of June 30, 2015. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: supply and demand for the company’s coal products; price volatility and customer procurement practices, particularly in international seaborne products and in the company’s trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; impact of weather and natural disasters on demand and production; reductions and/or deferrals of purchases by major customers and the company’s ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access, operational risks and new technologies related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements for rail and port commitments for the delivery of coal; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and their related funding requirements; replacement and development of coal reserves; adequate liquidity and the cost, availability and access to capital and financial markets; ability to appropriately secure the company’s obligations for reclamation, federal and state workers’ compensation, federal coal leases and other obligations related to our operations; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements; changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; litigation, including claims not yet asserted; terrorist attacks or security threats, including cybersecurity threats; impacts of pandemic illnesses; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in the company’s release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations. Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense; income taxes; asset retirement obligation expenses; depreciation, depletion, and amortization; asset impairment and mine closure costs; charges for the settlement of claims and litigation related to previously divested operations; and changes in deferred tax asset valuation allowance and amortization of basis difference related to equity affiliates. Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States GAAP. Management uses Adjusted EBITDA as the primary metric to measure segment operating performance and also believes it is useful to investors in comparing the company’s current results with those of prior and future periods and in evaluating the company’s operating performance without regard to its capital structure or the cost basis of its assets.

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